Exhibit 99.(c)(2)

Confidential

Project Confidential

Presentation to the Special Committee
of the Board of Directors

April 19, 2004

Project Constellation                                                                                                                                         Confidential

The accompanying material was compiled or prepared on a confidential basis solely for the use of the Special Committee of the Board of Directors of PanAmSat Corporation  (the “Company”) and not with a view toward public disclosure under state, federal or international securities laws, or otherwise.  Accordingly, the material may not be reproduced, disseminated, quoted, referred to, in whole or in part, or used for any other purpose, without the prior written consent of Evercore Partners.

The information contained in the accompanying material was obtained from the Company or its agents and public sources and was relied on by Evercore Partners without assuming responsibility for independent verification as to the accuracy or completeness of such information.  Any estimates or projections contained herein have been supplied by the management of the Company, are publicly available, or are based upon modifications to certain assumptions which have been reviewed and deemed reasonable by management, and involve numerous and significant subjective determinations which may not be correct.  This material is necessarily based on economic, market and other conditions as they exist on, and information made available as of, the date hereof.  No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past or the future.

Project Constellation                                                                                                                                         Confidential

Project Confidential	Confidential
Table of Contents

Section
I.	Introduction and Transaction Overview	2
II.	Overview of Transaction Process	7
III.	Historical Stock Price Performance and Trading Activity	13
IV.	Overview of Valuation	19

Appendix
	Trading Levels of Selected FSS Publicly-Traded Companies	33

Project Constellation                                                                                                                                         Confidential

I.              Introduction and Transaction Overview

Project Constellation                                                                                                                                         Confidential

Introduction and Transaction Overview

The purpose of this presentation is to provide the Special Committee of the Board of Directors of PanAmSat Corporation (“PanAmSat” or the “Company”) with a summary of our analyses underlying our opinion as to the fairness, from a financial point of view, to the holders of the Common Stock of the Company (other than The DIRECTV Group), of the cash consideration to be received by such holders in connection with the proposed transaction.

Summary of Key Terms	Proposed Transaction
Price per Share	• $23.50
Terms of Consideration	• 100% cash consideration
Transaction Structure (not exhaustive and simplified for discussion purposes)

•       Step 1:  Company will merge with a subsidiary of The DIRECTV Group, whereby all the shareholders (other than with respect to shares beneficially owned by The DIRECTV Group) will receive cash consideration of $23.50 per share and the Company will become wholly-owned by The DIRECTV Group (the “Merger”).

— The Company will also commence a tender offer for the 8.50% notes.
— Following the closing of the Merger, the surviving entity shall contribute certain assets to newly formed subsidiaries to provide a greater basis in such assets to KKR.
• Step 2: KKR will buy the newly merged corporation from The DIRECTV Group.

—   The Company shall repurchase a portion and Kohlberg, Kravis & Roberts, through an affiliate of an affiliated fund (“KKR”), will purchase the remaining portion of the shares of the Company from The DIRECTV Group at $23.50 per share at a subsequent closing subject to certain conditions, as such amount may be reduced by adjustments made pursuant to the Transaction Agreement.

Selected Terms (not exhaustive and simplified for discussion purposes)	• Standard conditions to closing (FCC approval, HSR approval, other regulatory approvals, shareholder approval, third-party financing, etc.
— Standard MAE clause, with an additional provision regarding total loss of use of a “core” satellite, as defined in the Disclosure Schedule.
• Termination date of December 15, 2004
• Termination fee of $100 million

Project Constellation                                                                                                                                         Confidential

Transaction Overview

An Offer Price of $23.50 per share represents an equity value of approximately $3.5 billion and a total enterprise value of approximately $4.4 billion.

Summary of Key Terms	Proposed Offer ($ in millions, except per share data)
Transaction Value	Offer Price per Share				$23.50
	Times: Estimated Fully Diluted Shares Outstanding(1) (MM)				150.4
	Equity Market Value				$3,534
	Plus: Net Debt(2)				890
	Total Enterprise Value				$4,424

		2003A	2004E		2005E
Financial Summary(3)
	Revenue	$831	$850		$927
	EBITDA	591	585		622
	EBIT	278	275		341
	EBITDA Margin	71.1%	68.8%		67.1%
	EBIT Margin	33.5	32.4		36.8

		2003A	2004E		2005E
Implied Transaction Multiples
	TEV / Revenue	5.3x	5.2	x	4.8	x
	EBITDA	7.5	7.6		7.1
	EBIT	15.9	16.1		13.0

(1)	Fully diluted shares outstanding calculated using the Treasury Stock Method and based on basic shares outstanding as of 3/08/04 and options outstanding as of 12/31/03.
(2)	Based on balance sheet as of 12/31/2003. Net debt, calculated as total debt less cash, reflects $260MM of cash from insurance claim proceeds in Q1 2004.
(3)	Management Projections shown here were prepared and provided by PanAmSat management.

Project Constellation                                                                                                                                         Confidential

Evercore’s Fairness Opinion Process

In connection with rendering our opinion, Evercore has, among other things:

•                  Analyzed certain historical financial statements for PanAmSat;

•                  Reviewed projected financial statements and other financial and operating data for PanAmSat prepared by Company management;

•                  Analyzed certain operating data relating to PanAmSat;

•                  Discussed the past and current operations and financial condition and the prospects of PanAmSat with Company management;

•                  Reviewed a draft of the Transaction Agreement dated April 19, 2004;

•                  Reviewed the transaction process conducted by Credit Suisse First Boston to date;

•                  Reviewed the reported prices and the historical trading activity of the common stock of PanAmSat;

•                  Compared the financial performance and valuation multiples of PanAmSat and the implied valuation multiples for the transaction with the financial performance and valuation multiples of certain publicly traded companies;

•                  Reviewed the financial terms to the extent available of certain precedent transactions; and

•                  Performed other examinations and analyses and considered other factors that we deemed appropriate.

Project Constellation                                                                                                                                         Confidential

Evercore's Fairness Opinion Process (continued)

•                  We have not independently verified the accuracy and completeness of the information furnished to us.

•                  We have assumed and relied upon representations by Credit Suisse First Boston as to the completeness of the transaction process and the bids submitted for PanAmSat that resulted from the process.

•                  We have assumed that the financial projections for PanAmSat prepared by management (“Management Projections”) of the Company have been reasonably prepared, reflecting management’s best currently available estimates and good faith judgments of future:

—           Competitive, operating and regulatory environments; and

—           Related financial performance of PanAmSat.

•                  In addition, adjusted financials, which reflect modifications to certain assumptions in the Management Projections, were prepared by Evercore as a sensitivity case in order to incorporate the effects of potentials risks relating to the Company’s business plan. These projections have been reviewed by management and management believes that they are a reasonable representation of a more conservative forecast of the Company’s financial performance.

•                  We have not been asked to pass upon, and express no opinion with respect to, any matters, including any agreements between the Company and The DIRECTV Group or its affiliates, other than the fairness from a financial point of view of the cash consideration to be received by the holders of the Common Stock (other than The DIRECTV Group) in connection with the proposed transaction.

The full text of our latest draft of the fairness opinion sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion.  You are urged to read the fairness opinion in its entirety.

Project Constellation                                                                                                                                         Confidential

II.            Overview of the Transaction Process

Project Constellation                                                                                                                                         Confidential

Overview of Transaction Process

Evercore reviewed the transaction process conducted by Credit Suisse First Boston, which formally began in January 2004 and considered a sale of The DIRECTV Group’s approximately 81% stake in PanAmSat, and a sale of the entire (100%) PanAmSat business.

•                  Based on the list of buyers contacted, it is Evercore’s understanding that potential acquirors, as well as customers and competitors of the Company, were knowledgeable during the process that The DIRECTV Group was considering its strategic alternatives relating to its ownership interest in PanAmSat Corporation.

Dates	Events
April 9, 2003	News Corporation announced acquisition of 34% of Hughes Electronics, now The DIRECTV Group (Transaction closed December 22, 2003)
January 13, 2004	Organizational meeting with Credit Suisse First Boston to kick-off transaction process
Week of February 9, 2004	Initial buyer contact, Non-Disclosure Agreement execution and Information Memorandum distribution
March 4, 2004	Received preliminary indications of interest
March 12, 2004 - April 12, 2004	Management presentations, breakout sessions, follow-up meetings and data room access
April 13, 2004	Received second round bids
April 14, 2004	Overview of second round bids and the sale process provided to the Board of Directors of PanAmSat
April 18, 2004	Informational meeting to update the Board of Directors of PanAmSat
April 19, 2004	PanAmSat Board of Directors meeting to discuss proposed transaction

Project Constellation                                                                                                                                         Confidential

Overview of Transaction Process — Large Number of Potential Suitors Contacted

A large number of potential suitors have considered a possible acquisition of PanAmSat.

Prospective acquirors initially contacted(1)

CIM sent to prospective acquirors(1)

First round indications of interest received

Bidding groups selected for the second round

Bids received

(1)

One of the potential strategic buyers engaged in the formal process in April 2004 with the execution of a Non-Disclosure Agreement and receipt of a Confidential Information Memorandum, but did not submit a preliminary indication of interest.

Project Constellation                                                                                                                                         Confidential

Overview of Transaction Process  — Extensive Due Diligence Investigations(1)

Bidders appear to have been provided sufficient access to management and information throughout the transaction process.

Potential Buyer	Management Presentation	Breakout Session	Follow-up Meetings/Calls				Data Room Access(2)

Sponsor Group 1	3/16/04	3/19/04	3/30/04	Acct./Finance	4/07/04	Process	3/16/04
			4/02/04	Structure	4/09/04	Accounting	3/17/04
			4/04/04	Process			3/18/04

Sponsor Group 2	3/23/04	3/29/04	3/22/04	Overall Business	4/05/04	Consol./Cust.	3/22/04
			3/30/04	Insurance	4/06/04	ETI	3/23/04
			3/31/04	Operating Issues	4/06/04	Process	3/24/04
			3/31/04	Insurance	4/07/04	Finances	3/28/04
			4/01/04	Satellites	4/07/04	IOR/POR	3/29/04
			4/01/04	Gov’t Contracts	4/08/04	STLs	3/30/04
			4/02/04	Acct./Finance	4/09/04	Tax Separation
			4/03/04	Finance	4/09/04	G2
			4/05/04	Consolidation	4/12/04	Tax Separation

Sponsor Group 3	3/12/04	3/17/04	3/15/04	Overall Business	3/30/04	Taxes	3/12/04
	3/15/04	3/17/04	3/23/04	Insurance	3/31/04	Acct./Finance	3/13/04
			3/24/04	Sales	4/01/04	Acct./Finance	3/14/04
			3/24/04	Insurance	4/01/04	Legal Issues	3/15/04
			3/25/04	Pricing/Demand	4/05/04	Op. Expenditures	3/16/04
			3/25/04	Overall Business	4/06/04	Satellite Health	3/17/04
			3/26/04	PanAmSat Model	4/07/04	Accounting	3/21/04
			3/29/04	G2	4/12/04	CapEx Risk	3/24/04

(1)	Source: Credit Suisse First Boston. As of April 15, 2004.
(2)	A virtual data room was available full-time beginning on March 22, 2004.

Project Constellation                                                                                                                                         Confidential

Overview of Transaction Process  — Extensive Due Diligence Investigation (continued) (1)

Potential Buyer	Management Presentation	Breakout Session	Follow-up Meetings/Calls				Data Room Access(2)

Sponsor Group 4	3/22/04	3/25/04	3/22/04	Overall Business	4/06/04	Tax	3/19/04
			3/26/04	Costs	4/07/04	ETI	3/20/04
			3/26/04	Due Diligence	4/07/04	Accounting	3/22/04
			3/30/04	Legal Issues	4/08/04	ETI	3/24/04
			3/31/04	Overall Business	4/08/04	Accounting	3/29/04
			3/31/04	Overall Business	4/09/04	Withholding Tax
			3/31/04	Overall Business	4/09/04	Info. Technology
			4/01/04	Accounting	4/09/04	G2 Regulation
			4/05/04	Process	4/10/04	CapEx
			4/05/04	Operations	4/11/04	Accr. Liabilities
			4/06/04	Accounting

Strategic Buyer 1	3/18/04	3/19/04	3/18/04	Overall Business	3/30/04	Acct./Finance	3/18/04
			3/24/04	Tax Issues	4/05/04	Process	3/19/04
			3/24/04	Withhold. Taxes	4/07/04	Accounting	3/20/04
			3/24/04	Satellite Health	4/07/04	Satellite Health
			3/26/04	Satellite Health

(1)	Source: Credit Suisse First Boston. As of April 15, 2004.
(2)	A virtual data room was available full-time beginning on March 22, 2004.

Project Constellation                                                                                                                                         Confidential

Overview of Transaction Process — Summary

•                  A broad transaction process, including both financial sponsors and potential strategic acquirors, has been conducted.

•                  PanAmSat’s business and financial profiles are particularly attractive to financial sponsors.  The Company:

—           Operates one of the leading FSS businesses with a global presence and strong customer base;

—           Provides high profit margins coupled with relatively stable and predictable cash flows; and

—           Offers potential upside related to certain industry fundamentals and business initiatives.

•                  Credit Suisse First Boston contacted eight potential strategic buyers.(1)

•                  Consummating a transaction with an FSS operator may be challenging in that a number of competing operators are:

—           Smaller and lack the financial wherewithal to acquire PanAmSat; and/or

—           May provide regulatory challenges.

•                  All three bids received in the second round were received from financial sponsors.

(1)

One of the potential strategic buyers engaged in the formal process in April 2004 with the execution of a Non-Disclosure Agreement and receipt of a Confidential Information Memorandum, but did not submit a preliminary indication of interest.

Project Constellation                                                                                                                                         Confidential

III.           Historical Stock Price Performance and Trading Activity

Project Constellation                                                                                                                                         Confidential

Recent Historical Stock Price Performance

PanAmSat’s share price has appreciated approximately 59% since September 1, 2003.

Project Constellation                                                                                                                                         Confidential

Recent Historical Stock Price Performance (continued)

Public rumors and analyst speculation regarding a pending transaction may have contributed to the increase in PanAmSat’s share price since September 2003.

1.               “The possibility of a sale/monetization/spinoff of PanAmSat was raised by News Corp (NWS) CEO Rupert Murdoch in early September [2003] that while PanAmSat is ‘a good, well-managed business with strong cash flow,’ News Corp doesn’t ‘absolutely need it.’” (Lehman Brothers)(1)

2.               “PanAmSat shares have rallied about 19% over the last week, partly in anticipation that the Loral auction would set a new, higher benchmark for SPOT.” (SG Cowen)

3.               “We also maintain that Hughes’ new owner, News Corp., could be a net-seller of the asset within 2-years…” (Merrill Lynch)

4.               “There’s a lot of talk in the satellite world that you guys are for sale, that basically News Corp has instructed investment bankers to prepare books and those are being circulated.”  (CRT Capital Group, question at PanAmSat Q4 earnings call)

5.               “We’ve also begun to evaluate how PanAmSat and HNS fit within a DIRECTV-driven strategic vision.” (C. Carey, Hughes’ Q4 earnings call)

6.               “The largest U.S. satellite operator with a fleet of more than two dozen satellites, Wilton, Conn.-based PanAmSat for at least two years has been engaged in informal discussions with rivals and equity groups about potential mergers or acquisitions.  But since News Corp. (NWS) acquired a controlling stake via its purchase last year of Hughes Electronics Corp. (HS), PanAmSat has become more focused about possible transactions and hired bankers at Credit Suisse First Boston (CSF.YY) to explore a potential sale.” (Wall Street Journal)

7.               “The WSJ cited $3.5 billion (implying $23.50/share) as the desired take-out price by Hughes.” (Merrill Lynch)

8.               “Private equity firms, including Blackstone Group, are considering a bid, which could value PanAmSat at $4.5 billion.” (CBS Marketwatch)

9.               “Hughes Electronics subsequently advised us that it is considering strategic initiatives with regard to its ownership interest in our company.” (PanAmSat 10-K)

10.         “Satellite operator PanAmSat, which was put up for sale in the last year, has attracted initial offers from at least two groups of large private equity firms and several competing satellite companies.” (Reuters)

(1)	Mr. Murdoch’s comment was made at the Morgan Stanley Media Conference on September 8, 2003 and is corroborated by Dow Jones News Service on 9/8/03.

Project Constellation                                                                                                                                         Confidential

Historical Indexed Stock Price Performance (continued)

Over the same period of time, PanAmSat’s share price has materially outperformed an index of publicly-traded satellite companies.

Note: Select FSS Companies include Asia Satellite, JSAT, New Skies and SES Global.

Project Constellation                                                                                                                                         Confidential

Implied Offer Price Premium(1)

The Offer Price represents a 6.7% premium to the 6-month average share price and a 23.7% premium to the 6-month prior share price.

	Offer Premium/(Discount)
	Average Share Price	Prem./ Disc.	Prior Share Price	Prem./ Disc.
1-Day	$25.21	(6.8)%	$25.21	(6.8)%
1-Month	24.48	(4.0)%	23.63	(0.6)%
3-Months	23.13	1.6%	20.13	16.7%
6-Months	22.03	6.7%	19.00	23.7%
1-Year	19.57	20.1%	16.04	46.5%
2-Years	19.18	22.6%	23.99	(2.0)%

(1)	Assumes an Offer Price of $23.50 and a closing share price as of 4/16/04.

Project Constellation                                                                                                                                         Confidential

Two-Year Historical Trading Range (based on closing price)

The Offer Price exceeds PanAmSat’s closing share price on approximately 87% of the days traded over the past two years.

Project Constellation                                                                                                                                         Confidential

IV.    Overview of Valuation

Project Constellation                                                                                                                                         Confidential

Summary Valuation Ranges for PanAmSat — Standalone

Project Constellation                                                                                                                                         Confidential

PanAmSat Historical Financials

Historical financial information for PanAmSat is presented below.

Note:           Based on Company SEC filings and financial information provided by management. All financial figures are presented as reported.

Project Constellation                                                                                                                                         Confidential

PanAmSat Historical Financials (continued)

Note:           Based on Company SEC filings and financial information provided by management. All financial figures are presented as reported.

Project Constellation                                                                                                                                         Confidential

PanAmSat Financial Projections

The valuation analyses are based on financial projections prepared by PanAmSat management and on an adjusted set of financial projections.(1)

(1)          The adjusted financial projections, which reflect modifications to certain assumptions and which were prepared by Evercore as a sensitivity case in order to incorporate the effects of potential risks relating to the Company’s business plan, have been reviewed by management and management believes that they are a reasonable representation of a more conservative forecast of the Company’s financial performance.

Project Constellation                                                                                                                                         Confidential

PanAmSat Financial Projections (continued)

Assumptions underlying the management and adjusted financial projections are presented below.(1)

(1)          The adjusted financial projections, which reflect modifications to certain assumptions and which were prepared by Evercore as a sensitivity case in order to incorporate the effects of potential risks relating to the Company’s business plan, have been reviewed by management and management believes that they are a reasonable representation of a more conservative forecast of the Company’s financial performance.

Project Constellation                                                                                                                                         Confidential

PanAmSat Discounted Cash Flow Analysis

Based on the Discounted Cash Flow analysis, and taking into consideration the management and adjusted financial projections, Evercore would estimate an implied value range for PanAmSat of approximately $21.00 to $27.00 per share, compared to the Offer Price of $23.50 per share.

Management Projections(1),(2)					Adjusted Financial Projections(1),(3)
	Implied Price Per Share					Implied Price Per Share
Discount	EBITDA Terminal Multiple				Discount	EBITDA Terminal Multiple
Rate	6.0x	6.5x	7.0x	7.5x	Rate	6.0x	6.5x	7.0x	7.5x
11.0%	$23.16	$24.64	$26.13	$27.61	11.0%	$18.70	$20.01	$21.32	$22.61
10.0%	24.14	25.69	27.23	28.78	10.0%	19.54	20.90	22.26	23.60
9.0%	25.17	26.78	28.39	30.00	9.0%	20.42	21.83	23.24	24.64
8.0%	26.25	27.93	29.60	31.28	8.0%	21.34	22.80	24.26	25.73

(1)          Discount rate range based on a weighted average cost of capital analysis for PanAmSat.

(2)          Terminal value reflects normalized annual capital expenditures of $200 million. This assumption has been reviewed by management and management believes it is a reasonable representation of a terminal year forecast.

(3)          The adjusted financial projections, which reflect modifications to certain assumptions and which were prepared by Evercore as a sensitivity case in order to incorporate the effects of potential risks relating to the Company’s business plan, have been reviewed by management and management believes that they are a reasonable representation of a more conservative forecast of the Company’s financial performance.

Project Constellation                                                                                                                                         Confidential

Trading Levels of Selected FSS Publicly-Traded Companies

Note:           All financial data for selected companies are based on publicly available financial information except for PanAmSat, which is based on Management Projections. These projections have been prepared and provided by management.  Assumes an Offer Price of $23.50 and a closing share price as of 4/16/04.

Project Constellation                                                                                                                                         Confidential

Implied Public Market Valuation Based on Trading Levels of Selected FSS Companies

Based on the trading analysis of selected publicly traded companies, Evercore would estimate an implied trading value range for PanAmSat of approximately $21.00 to $25.00 per share, compared to the Offer Price of $23.50 per share.

	Group Average	PanAm- Sat	SES Global	Selected Multiples			PanAmSat Statistic	Implied Valuation of PanAmSat ($MM, except per share data)
								TEV	Share Price		TEV	Share Price
Management Case
TEV/'04 Revenue	4.6x	5.5x	5.4x	5.0x	-	5.5x	$850	$4,252	$22.37	-	$4,677	$25.16
TEV/'05 Revenue	4.3	5.0	5.0	4.5	-	5.0	927	4,170	21.83	-	4,634	24.88

TEV/'04 EBITDA	6.8x	8.0x	7.2x	7.0x	-	7.5x	$585	$4,095	$21.33	-	$4,387	$23.26
TEV/'05 EBITDA	6.4	7.5	6.7	6.5	-	7.0	622	4,042	20.98	-	4,353	23.03

TEV/'04 EBIT	16.8x	17.0x	16.3x	15.5x	-	16.5x	$275	$4,266	$22.46	-	$4,541	$24.27
TEV/'05 EBIT	13.4	13.7	13.8	13.0	-	14.0	341	4,432	23.55	-	4,773	25.79
							Mean	$4,209	$22.09	-	$4,561	$24.40
							Median	4,211	22.10	-	4,588	24.58
							High	4,432	23.55	-	4,773	25.79
							Low	4,042	20.98	-	4,353	23.03
Adjusted Financials Case
TEV/'04 Revenue	4.6x	5.5x	5.4x	5.0x	-	5.5x	$850	$4,252	$22.37	-	$4,677	$25.16
TEV/'05 Revenue	4.3	5.3	5.0	4.5	-	5.0	889	3,999	20.69	-	4,443	23.62

TEV/'04 EBITDA	6.8x	8.0x	7.2x	7.0x	-	7.5x	$585	$4,095	$21.33	-	$4,387	$23.26
TEV/'05 EBITDA	6.4	7.9	6.7	6.5	-	7.0	592	3,847	19.68	-	4,142	21.65

TEV/'04 EBIT	16.8x	17.0x	16.3x	15.5x	-	16.5x	$275	$4,266	$22.46	-	$4,541	$24.27
TEV/'05 EBIT	13.4	15.1	13.8	13.0	-	14.0	310	4,028	20.89	-	4,338	22.94
							Mean	$4,081	$21.24	-	$4,421	$23.48
							Median	4,062	21.11	-	4,415	23.44
							High	4,266	22.46	-	4,677	25.16
							Low	3,847	19.68	-	4,142	21.65

Project Constellation                                                                                                                                         Confidential

Precedent Transaction Analysis

More recent implied multiples for precedent FSS transactions are lower than those achieved during the more speculative period of the late 1990s.

Announced	Closing			Transaction	Equity	Enterprise	Enterprise Value / LTM(3)
Date	Date	Target	Acquiror	Value(1)	Value(2)	Value(3)	Revenue	EBITDA

Pending	Pending	PanAmSat Corp	Kohlberg, Kravis and Roberts	$3,534	$3,534	$4,424	5.3x	7.5x

2001 to Present
02/30/04	02/30/04	EUTELSAT (11%)	Texas Pacific Group / Spectrum Equity	NA	NA	NA	NA	NA
07/15/03	03/17/04	Loral Space Satellites	Intelsat Ltd.	$961	$961	$961	6.7x	7.2x
02/04/03	04/28/03	EUTELSAT (23%)	Eurazeo S.A.	493	2,135	3,072	4.2	5.6
10/13/02	12/13/02	EUTELSAT (11%)	De Agostini	214	1,968	2,886	4.3	5.7
03/28/01	11/09/01	GE Americom	SES Global S.A.	4,349	4,349	4,349	9.0	10.9
			Mean				6.0x	7.3x
			Median				5.5	6.4
1996 to 2000
07/27/00	11/03/00	Embratel (Satellite Division (20%)	SES ASTRA S.A.	$135	$675	$675	NA	NA
07/17/00	10/24/00	NSAB-Nordiska Satellit AB (62.5%)	SES ASTRA S.A. / Swedish Space Corp.	131	209	209	3.5x	7.3x
12/10/98	01/15/99	Asia Satellite Telecomm (34%)	SES ASTRA S.A.	331	970	1,128	9.7	12.3
09/20/98	08/03/00	COMSAT Corp	Lockheed Martin Corp	1,953	1,953	2,511	3.8	10.0
05/01/98	05/04/98	PanAmSat Corp (9.5%)	Hughes Electronics Corp	846	8,905	11,461	14.0	19.0
10/24/97	11/17/97	Satelites Mexicanos S.A. (75%)	Loral / Telefonica Autrey	647	862	862	7.8	10.0
09/25/96	03/14/97	Skynet (AT&T Corp)	Loral Space & Communications	478	478	478	NA	NA
09/20/96	05/16/97	PanAmSat Corp (71.5%)	Hughes Electronics Corp (Galaxy)	3,199	4,474	5,074	10.7	17.0
			Mean				8.2x	12.6x
			Median				8.8	11.1
1996 to Present
			Total Mean				7.4x	10.5x
			Total Median				7.3	10.0

(1)          Transaction value represents the purchase price of the acquired percentage of the target company.

(2)          Equity and enterprise value represent the implied total transaction values of the entire target (e.g. acquiring 100% of the target company).

(3)          Latest twelve months calculated as of transaction close.

(4)          Excludes rights to $140 million of insurance proceeds transferred to Intelsat, which if included, would lower the implied LTM transaction multiples.

Project Constellation                                                                                                                                         Confidential

Implied Valuation Based on Precedent Transaction Multiples of Selected FSS Transactions

Based on the valuation analysis of selected precedent transactions, Evercore would estimate an implied valuation range for PanAmSat of approximately $18.00 to $28.00 per share, compared to the Offer Price of $23.50 per share.

	Precedent Transaction Average
	2001- Today	1996- 2000	1996- Today	PanAm- Sat(1)	Selected Multiples			PanAmSat Statistic	Implied Valuation of PanAmSat ($MM, except per share data)
									TEV	Share Price		TEV	Share Price
Management Case
TEV/LTM Revenue	6.0x	8.2x	7.4x	5.3x	4.5x	-	6.5x	$831	$3,740	$18.97	-	$5,402	$29.93

TEV/LTM EBITDA	7.3	12.6	10.5	7.5	6.0	-	8.0	591	3,546	17.68	-	4,728	25.50

								Mean	$3,643	$18.33	-	$5,065	$27.72

(1)          Assumes an offer price of $23.50.

Project Constellation                                                                                                                                         Confidential

Premiums Paid in Selected Transactions — Transaction Values Between $2.5 to $5.0 billion

Below is a summary of premiums paid in selected transactions of similar size across all industries.

	% Premium to:
	1 day prior	1 month prior	3 month prior	6 month prior	1 year prior

PanAmSat(1)	(6.8% )	(0.6% )	16.7%	23.7%	46.5%

Cash Transactions Between $2.5B - $5.0B (1/1/01 to Present)(2)

Mean	20.9%	24.8%	35.2%	41.4%	37.3%
Median	14.0%	20.6%	29.9%	39.0%	23.3%

Transactions Between $2.5B - $5.0B (1/1/01 to Present)(2)

Mean	18.5%	20.1%	22.4%	38.9%	55.8%
Median	14.0%	18.1%	22.9%	34.5%	53.0%

Source: Announced transactions listed from Securities Data Corporation as of 4/16/04; historical market data from FactSet and Bloomberg.

(1)          Assumes an Offer Price of $23.50 and a closing share price as of 4/16/04.

(2)          Based on 23 all-cash and 34 cash/stock/hybrid transactions, where information is publicly available.

Project Constellation                                                                                                                                         Confidential

Select Equity Research Analyst Commentary

Wall Street equity research analysts’ ratings, commentary and price targets reflect a view that PanAmSat’s stock is fully valued, and they generally have price targets below PanAmSat’s current share price and the Offer Price.

Research Firm		Commentary
Morgan Stanley Date: Share price at 2/4/04 close: Recommend. / Target: Price Target:	B. Swinburne 4/6/04 $25.09 Underweight $22.00

•       “We view SPOT as fully valued on fundamentals, and believe that investors have already seen the transaction premium realized.”

•       “Share price has appreciated from $14 to $25 in seven months without any material change in business fundamentals, in our view.”

•       “We forecast capital spending to accelerate during the next few years as PanAmSat replaces capacity in its satellite fleet.”

Merrill Lynch Date: Share price at 4/05/04 close: Recommendation: Price Target:	M. Nabi 4/05/04 $25.60 Sell N/A

•       “We maintain our Sell rating on PanAmSat.  We view the PAS-6 news as fundamentally immaterial as potential M&A activity continues to drive share support.”

•       “We believe takeout speculation has run SPOT well into (1) fundamental fair value, and (2) what the realistic pool of buyers may be willing to pay.” (2/24/04)

ABN-AMRO Date: Share price at 10/14/03 close: Recommendation: Price Target:	P. Fuhrmann 3/17/04 $23.63 Reduce $22.51

•       “Weakening underlying fundamentals do not justify the implied control premium priced into today’s valuations, in our opinion.”

•       “Moreover, soft demand and increased competition has caused pricing pressure that is lowering EBITDA margins in many cases, and this weakens the fundamentals of the business and impacts valuations.”

Project Constellation                                                                                                                                         Confidential

Selected Equity Research Analyst Commentary (continued)

Research Firm		Commentary
Lehman Brothers Date: Share price at 3/16/04 close: Recommendation: Price Target:	V. Jayant 3/16/04 $23.63 Underweight $ 21.00

•       “Given (a) relatively flat top-line growth in the foreseeable future with supply overcapacity across the globe, (b) the shares reflecting what we believe are private market valuations, (c) operating margins under pressure due to acquisition of low-margin government contract businesses, and (d) artificially high free cash flows (FCF) during a period of capital expenditure trough, we think the stock is fully valued.”

SG Cowen Date: Share price at 2/4/04 close: Recommendation: Price Target:	T. Watts 2/4/04 $20.93 Market Perform N/A

•       “In our opinion, this FCF growth is not sustainable longer term, since PanAmSat must initiate a $2B capex cycle around 2008 or 2009.”

•       “While SPOT reported in-line revenues and narrower margins, SPOT shares traded up in anticipation of a sale of the company.  We view SPOT as valued fairly on fundamentals but could see a modest takeout premium.”

Bear Stearns Date: Share price at 10/14/03 close: Recommendation: Price Target:	R. Peck 2/4/04 $20.93 Peer Perform $21.00

•       “However, while PanAmSat’s outlook is positive, we continue to see the industry being challenged by what Joe Wright sees as over capacity and pricing pressure.”

•       “The FSS industry continues to demonstrate overcapacity that may take 5 years or so to unwind.  Therefore, we have lowered our growth rates not just in 2004 but for the following few years to reflect this expected trend.” (10/14/03)

Project Constellation                                                                                                                                         Confidential

Appendix

Project Constellation                                                                                                                                         Confidential

Trading Levels of Selected FSS Publicly-Traded Companies

Company	Share Price 04/16/04	% of 52-wk high	Market Equity Value	Total Enterprise Value	TEV / Sales		TEV / EBITDA		TEV / EBIT		EBITDA Margin
					2004E	2005E	2004E	2005E	2004E	2005E	2004E	2005E

PanAmSat at Market(1)
Management Projections	$25.16	96.7%	$3,786	$4,676	5.5x	5.0x	8.0x	7.5x	17.0x	13.7x	68.8%	67.1%
IBES Consensus	25.16	96.7%	3,786	4,676	5.4	5.3	7.8	7.4	16.3	14.7	70.2%	71.2%

PanAmSat at Transaction(1),(2)	23.50	90.3%	3,534	4,424	5.2	4.8	7.6	7.1	16.1	13.0	68.8%	67.1%

Asia Satellite	$1.67	74.3%	$650	$566	4.7x	4.3x	5.9x	5.3x	9.4x	8.0x	79.5%	80.6%
JSAT	3,465	74.6%	1,327	1,863	4.3	4.1	7.0	6.7	17.3	16.5	61.5%	61.4%
New Skies Satellites	7.22	94.5%	856	833	3.9	3.7	7.1	6.8	24.3	15.3	54.8%	54.5%
SES Global	9.01	83.2%	5,316	7,763	5.4	5.0	7.2	6.7	16.3	13.8	75.3%	75.0%

				Mean	4.6x	4.3x	6.8x	6.4x	16.8x	13.4x	67.8%	67.9%
				Median	4.5	4.2	7.0	6.7	16.8	14.5	68.4%	68.2%

PanAmSat Estimates:	Revenue		EBITDA		EBIT
	2004E	2005E	2004E	2005E	2004E	2005E
Management Projections	$850	$927	$585	$622	$275	$341
IBES Consensus	858	883	603	629	286	318

Source: Based on FactSet, Bloomberg, and Wall Street equity research except for PanAmSat company estimates, which are based on management projections.

(1)	Net debt of PanAmSat reflects $260MM of cash from insurance claim proceeds in Q1 2004.
(2)	Assumes Management Projections, which were prepared and provided by PanAmSat management.